Exhibit 10.3

                               DSU Grant Agreement
                               -------------------

                    2001 DIRECTORS & OFFICERS INCENTIVE PLAN
                    ----------------------------------------

                            Effective August 10, 2001



On ____________, 2005 (the "Date of Grant"), the Compensation Committee of the Board of Directors (the "Committee") of McDermott International, Inc. (the "Company") selected you to receive a grant of Deferred Stock Units ("DSUs") under the Company's 2001 Directors and Officers Long-Term Incentive Plan (the "Plan"). The provisions of the Plan are incorporated herein by reference. A copy of the Plan is attached for your reference.

                              Deferred Stock Units
                              --------------------

DSU Award. You have been awarded the number of DSUs shown on the attached Notice of Grant. Each DSU represents a right to receive cash equal to the average of the highest and lowest sales price of a share of Company common stock on the Vesting Date (as defined below) provided the vesting requirements set forth in this agreement have been satisfied.

Vesting Requirements. DSUs do not provide you with any rights or interest therein until they become vested on the Vesting Date, which is the earliest of the following:

     o ____% on each of the ____ through ____ anniversaries of the Date of Grant, provided you have continued in employment with the Company through such anniversary or anniversaries;

     o 100% upon your termination of employment due to death, total and permanent disability, or normal retirement under a funded or unfunded retirement plan or arrangement of the Company or any subsidiary;

     o At the sole discretion of the Committee upon your termination of employment by reason of dismissal for the convenience of the Company or early retirement under a funded or unfunded retirement plan or arrangement of the Company or any subsidiary;

     o    Upon the occurrence of a "Change In Control" as defined in the Plan.

Forfeiture of DSUs. DSUs which are not and will not become vested at or following your termination of employment shall, coincident therewith, terminate and be of no force or effect.

In addition, in the event that (a) you are convicted of (i) a felony or (ii) a misdemeanor involving fraud, dishonesty or moral turpitude, or (b) you engage in conduct that adversely affects or may reasonably be expected to adversely affect the business reputation or economic interests of the Company, as determined in the sole judgment of the Committee, then all DSUs and all rights or benefits awarded to you under this grant of DSUs are forfeited, terminated and withdrawn immediately upon such conviction or notice of such determination. The Committee shall have the right to suspend any and all rights or benefits awarded to you hereunder pending its investigation and final determination with regard to such matters.

Payment of DSUs. Except as otherwise provided below in the section entitled "Change in Control", vested Performance Units shall be paid in cash, in an amount equal to the average of the highest and lowest sales price of a share of Company common stock on the Vesting Date. Payment shall be made as soon as administratively possible after the applicable Vesting Date.


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                                Tax Consequences
                                ----------------

The Company has been advised that, in the opinion of counsel, the grants awarded hereunder will have the following tax consequences under the present U. S. Federal tax laws and regulations:

You will not realize income on the grant of DSUs. The payment of the value of vested DSUs is considered wages paid to you by your employer, will be subject to applicable income and employment tax withholding and will be included in your taxable income and reported on IRS Form W-2 in the tax year in which they vest.

                                 Transferability
                                 ---------------

DSUs granted hereunder are non-transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

                 Securities and Exchange Commission Requirements
                 -----------------------------------------------

If you are a Section 16 insider, this type of transaction must be reported on a Form 4 before the end of the second (2nd) business day following the Date of Grant. Please be aware that if you are going to reject the grant, you should do so immediately after the Date of Grant to avoid potential Section 16 liability. Please advise Kathy Peres and Renee Hack immediately by e-mail, fax or telephone if you intend to reject this grant. Absent such notice of rejection, the Company will prepare and file the required Form 4 on your behalf within the required two business day deadline.

Those of you covered by these requirements will have already been advised of your status. Others may become Section 16 insiders at some future date, in which case reporting will be required at that time.

                                Other Information
                                -----------------

Neither the action of the Company in establishing the Plan, nor any action taken by it, by the Committee or by your employer, nor any provision of the Plan or this Agreement shall be construed as conferring upon you the right to be retained in the employ of the Company, Inc. or any of its subsidiaries or affiliates.